UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2020

DigiPath, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-54239	27-3601979
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6450 Cameron Street, Suite 113 Las Vegas, NV	89118
(Address of principal executive offices)	(zip code)

(702) 527-2060

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Edmond A. DeFrank Appointment as Director

On January 29, 2020, Edmond A. DeFrank was appointed to the Board of Directors of Digipath, Inc. (the “Company”), filling the vacancy resulting from the resignation of Dr. Cindy Orser.

Mr. DeFrank, 52, is an attorney in private practice. There are no arrangements or understandings with Mr. DeFrank pursuant to which he was appointed as a director of the Company. Mr. DeFrank has been retained by the Company to provide it with patent, trademark and other intellectual property legal services, at a fixed rate of $5,000 per month for a minimum period of three-months, pursuant to an Attorney Client Fee Agreement entered into on January 29, 2020. In addition, during 2019, the Company paid Mr. DeFrank $12,775 for legal services. Other than as set forth above and the compensation arrangements discussed below, there are no related party transactions between the Company and Mr. DeFrank that are subject to disclosure under Item 404(a) of Regulation S-K.

Board Compensation

On January 31, 2020, the Company’s Board of Directors approved the following compensation for each of Edmond A. DeFrank and Dennis Hartmann for serving as directors:

●	$18,000 per year of cash compensation, payable in quarterly installments of $4,500; and

●	the issuance of a stock option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.10 per share, with each option vesting as to one-quarter of the shares immediately, and as to the remaining shares in equal amounts on each of the next three anniversaries of the grant date.

Chairman of the Board

On January 31, 2020, Bruce Raben was appointed by the Company’s Board of Directors to serve as its Chairman of the Board in a non-executive capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digipath, Inc.

Date: February 3, 2020

By:	/s/ Todd Peterson
Todd Peterson
Chief Financial Officer